Exhibit (a)(5)(ii)

1436 Lancaster Avenue, Suite 300

Berwyn, PA 19312

Ph: (610) 296-3400 Fax: (610) 296-7844

www.dfcglobalcorp.com

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES EXPIRATION AND RESULTS OF ITS PREVIOUSLY

ANNOUNCED CASH TENDER OFFER FOR ANY AND ALL OF ITS

3.25% SENIOR CONVERTIBLE NOTES DUE 2017, 2.875% SENIOR CONVERTIBLE NOTES DUE 2027

AND 3.00% SENIOR CONVERTIBLE NOTES DUE 2028

BERWYN, PA (BusinessWire) June 13, 2014 – DFC Global Corp. (NASDAQ: DLLR) (the “Company”) today announced the expiration of, and the results for, its previously announced cash tender offer (for each series of notes, an “Offer” and, collectively, the “Offers”) for any and all of its outstanding 3.25% Senior Convertible Notes due 2017 (the “2017 Notes”), 2.875% Senior Convertible Notes due 2027 (the “2027 Notes”) and 3.00% Senior Convertible Notes due 2028 (the “2028 Notes,” and together with the 2017 Notes and the 2027 Notes, the “Notes”). The Offers expired on June 13, 2014 at 11:00 a.m., New York City time (the “Expiration Time”).

The Offers were made pursuant to an Offer to Purchase and a related Letter of Transmittal, each dated May 15, 2014, which set forth a more detailed description of the terms and conditions of the Offers.

Holders who validly tendered and did not withdraw their Notes before the Expiration Time are eligible to receive the applicable purchase price set forth for each such series of Notes in the table below. The following table also sets forth the results for the Offers:

CUSIP Number	Issuer	Title of Security	Aggregate Principal Amount Tendered	Aggregate Principal Amount Outstanding Following the Settlement of Tendered Notes	Purchase Prices Per $1,000 Principal Amount of Notes(1)
23324T AB3	DFC Global Corp.	3.25% Senior Convertible Notes due 2017	$229,563,000	$437,000	$1,003.30
256664 AB9 256664 AA1	DFC Global Corp. (f/k/a Dollar Financial Corp.)	2.875% Senior Convertible Notes due 2027	$36,195,000	$0	$1,002.98
256664 AC7	DFC Global Corp. (f/k/a Dollar Financial Corp.)	3.00% Senior Convertible Notes due 2028	$119,280,000	$720,000	$1,003.08

(1)	Plus accrued and unpaid interest from the last interest payment date to, but not including, the Payment Date (as defined in the Offer to Purchase) for the Notes purchased pursuant to the Offers.

Payment for the Notes accepted for purchase in any Offer is expected to occur on June 16, 2014.

The complete terms and conditions of the Offers are set forth in the Offer to Purchase and Letter of Transmittal and the other related Offer materials.

The sole dealer manager for the Offers was Jefferies LLC. Questions regarding the Offers may be directed to Jefferies LLC whose address and telephone numbers are as follows:

Jefferies LLC

520 Madison Avenue

New York, NY 10022

Telephone: (877) 547-6340

Global Bondholder Services Corporation acted as the tender and information agent in connection with the Offers. Any requests for additional copies of the Offer to Purchase and any related documents, which are available for free and which describe the Offers in greater detail, should be directed to Global Bondholder Services Corporation whose address and telephone numbers are as follows:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attention: Corporate Actions

Facsimile (Eligible Institutions only): 212-430-3775/3779

To confirm receipt of facsimile by telephone: -212-430-3774

Banks and Brokers, Call Collect: 1-212-430-3774

All Others Call Toll Free: 1-866-470-4300

This press release is for informational purposes only and is not an offer to sell or purchase, the solicitation of an offer to sell or purchase or the solicitation of consents with respect to any securities discussed herein. The Offers were made pursuant to the terms of the Offer to Purchase and Letter of Transmittal and the other related Offer materials.

An issuer tender offer statement on Schedule TO, including the Offer to Purchase and the Letter of Transmittal, describing the Offers was filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2014. The Schedule TO, the Offer to Purchase, the Letter of Transmittal and other related Offer materials are available free of charge at the website of the SEC at www.sec.gov. The Offers were not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. The Offers were not made to any holder of Notes in Jersey.

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DFC Global Corp. (NASDAQ: DLLR) is a leading international non-bank provider of alternative financial services, principally unsecured short term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers. DFC Global Corp. serves its customers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	ICR Investor Relations: Garrett Edson, 484-320-5800 or Media: Phil Denning, 203-682-8200